Exhibit 99.1


Four Oaks Fincorp, Inc. Announces 2005 First Quarter Results

    FOUR OAKS, N.C.--(BUSINESS WIRE)--April 15, 2005--Four Oaks Fincorp, Inc., (OTCBB:FOFN) the holding company for Four Oaks Bank & Trust Company, today announced first quarter results for fiscal year 2005. Net income increased 47% in the first quarter of 2005 as compared to the same period of 2004. Net income was $1,176,000 or $0.34 per share for the quarter ended March 31, 2005, compared to $799,000 or $0.24 per share for the quarter ended March 31, 2004. A net one time charge to earnings of $158,000 was made during the first quarter of 2004 to recognize an expected loss related to a discontinued product. Annualized return on average equity and return on average assets at March 31, 2005 increased to 12.32% and 1.15%, respectively, compared to 9.42% and 0.91%, respectively, at March 31, 2004. The Company increased the level of dividends paid to its shareholders from the $0.08 per share that was paid in the first quarter of 2004 to $0.09 per share paid in the first quarter of 2005.
    Improved earnings trends continued in the first quarter of 2005, when compared to the same period of 2004, as evidenced by a 34% increase in net interest income after the provision for loan losses, from $3,162,000 to $4,231,000. Operating expenses increased 15% in the first quarter 2005 to $3,195,000, as compared to the same period of 2004, primarily due to increased salaries and benefits associated with expansion of our locations. The Company believes pricing strategies implemented during prior periods continue to enhance its ability to compete effectively for loans and deposits in its local markets.
    The Company's balance sheet growth continued in the first quarter of 2005. Total deposits of $340,703,000 at March 31, 2005, grew 8% from December 31, 2004. Net loans increased 3% to $317,929,000. Shareholders' equity grew to $37,993,000, resulting in a 2% increase over December 31, 2004. Book value per share at March 31, 2005 was $10.97 as compared to $10.85 at December 31, 2004. Shareholders' equity as a percentage of total assets remained high at 8.9% as of March 31, 2005.
    With $424,978,000 in total assets, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its twelve offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, and Sanford, North Carolina. The Harrells branch office and the Sanford loan production office both opened on January 10, 2005.


    CONTACT: Four Oaks Fincorp, Inc.
             Ayden R. Lee, Jr., President and Chief Executive Officer
             Nancy S. Wise, Executive Vice President and Chief Financial Officer
             (919) 963-2177